Exhibit 10.2

July 17, 2009

Springville, Utah

$9,000

PROMISSORY NOTE

For Value Received, receipt of which the undersigned hereby acknowledges, the undersigned, Rub Music Enterprises, Inc., a Nevada corporation,(“Borrower”), hereby promises to pay to David N. Nemelka, an individual, (“Lender”), the principal sum of $9,000 dollars according to the following terms and conditions:

1.

Interest. The principal sum of this Note shall bear simple interest at the rate of five percent (8%) per annum.

2.

Payment. All payments of principal and interest shall be in lawful money of the United States of America. The entire outstanding principal and interest balance shall become due and payable on July 17, 2010. This Note is full recourse.

3.

Application of Payments. All payments shall be applied first to accrued interest and thereafter to outstanding principal.

4.

Prepayment. This Note may be prepaid without penalty, in full or in part, at any time.

5.

Consideration. In consideration for the loan evidenced by this Note, the Lender shall be issued a warrant, in the form attached hereto as Exhibit A, for the issuance of 900,000 shares of Common Stock of the Borrower at an exercise price of $4.00 per share with the warrant to expire five years from the date of any merger or acquisition by the Borrower.

6.

Governing Law. This Note shall be governed by and construed under the laws of the State of Utah as applied to agreements between Utah residents entered into and to be performed entirely within Utah.

7.

Enforcement. Borrower shall be liable for any and all costs of the Lender in 7nforcing payment of this Note, including attorney’s fees.

8.

Waiver. Borrower hereby waives demand, protest, dishonor, presentment and notice of non-payment.

Borrower

Rub Music Enterprises, Inc.

/s/ Cornelius A. Hofman

Cornelius A. Hofman, President